EXHIBIT 10.21
2012 PERFORMANCE OBJECTIVES – CEO

TARGET BONUS AS A PERCENTAGE OF BASE SALARY
The target bonus for the fiscal year ending December 31, 2012 (the “Plan Year”) for the Chief Executive Officer (“CEO”) of Allergan, Inc. (the “Company”) will be an amount equal to 130% of the CEO’s annual base salary as of the last day of the Plan Year (the “Target Bonus Amount”).

PERFORMANCE OBJECTIVES AND BONUS AMOUNT DETERMINATION
If the Company’s Adjusted EPS is greater than the Threshold EPS, the CEO will be eligible to receive a bonus based on the following three criteria: (i) Adjusted EPS, (ii) Net Sales Growth and (iii) R&D Reinvestment Rate. The bonus (if any) payable will be an amount determined by multiplying (i) the Target Bonus Amount by (ii) the Target Bonus Multiplier. In no event, however, will the CEO be eligible to receive all or any portion of such bonus if the Company’s Adjusted EPS does not exceed the Threshold EPS. For sake of clarity, if the Company’s performance exceeds any of the targets for Net Sales Growth and/or R&D Reinvestment Rate, but actual Adjusted EPS does not exceed the Threshold EPS, no bonus will be payable. Payment of the CEO’s performance bonus (if any) will be made in accordance with, and subject to, the terms of the Allergan, Inc. 2011 Executive Bonus Plan, as in effect on the date hereof (the “Plan”), including, without limitation, the provisions of Sections 2.4, 3.3 and 6.3 of the Plan.
For purposes of determining the CEO’s performance bonus, the following terms will have the following meanings:
“Adjusted EPS” means the Company’s Adjusted Net Earnings divided by the weighted average number of common shares outstanding on a diluted basis during the Plan Year, rounded to the third decimal place.
“Adjusted Net Earnings” means the Company’s net earnings from continuing operations for the Plan Year, adjusted to:

•	remove the effects of extraordinary, unusual or non-recurring items;

•	remove the effects of items that are outside the scope of the Company’s core, on-going business activities;

•	remove the effects of accounting changes required by United States generally accepted accounting principles;

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2012 PERFORMANCE OBJECTIVES	ALLERGAN, INC.

•	remove the effects of financing activities;

•	remove the effects of expenses for restructuring or productivity initiatives;

•	remove the effects of non-operating items;

•	remove the effects of spending for acquisitions;

•	remove the effects of divestitures; and

•	remove the effects of amortization of acquired intangible assets.

“Net Sales Growth” means the percentage increase (if any) in net product sales for the Plan Year relative to net product sales for the fiscal year preceding the Plan Year, adjusted for the translation effect of changes in foreign exchange rates between each fiscal year, rounded to the nearest one-tenth of one percent.
“R&D Reinvestment Rate” means total research and development expenses for the Plan Year as a percentage of the Company’s total net sales for the Plan Year, adjusted for the translation effect of changes in foreign exchange rates between the Plan Year and the Company’s budgeted foreign exchange rates for the Plan Year, rounded to the nearest one-tenth of one percent.
“EPS Target” means an amount per share specified by the Organization and Compensation Committee at the time of adoption of these performance objectives.
“Target Bonus Multiplier” means the sum of the “Bonus % of Target” corresponding to: (a) the Company’s Adjusted EPS, (b) the Company’s Net Sales Growth, and (c) the Company’s R&D Reinvestment Rate, in each case as determined in accordance with Exhibit A.
“Threshold EPS” means the EPS Target, less $0.201.

METHOD OF BONUS PAYMENT
Payment of the CEO’s performance bonus (if any) will be made in cash up to the Target Bonus Amount. If the CEO’s performance bonus exceeds the Target Bonus Amount, such excess will be paid in the form of a restricted stock or restricted stock unit award granted under, and subject to the terms and conditions of, the Allergan, Inc. 2011 Incentive Award Plan, as amended from time to time, or its successor (the “2011 Incentive Award Plan”). The number of restricted shares or restricted stock units subject to such award will be determined by dividing (x) the portion of the CEO’s performance bonus that exceeds his or her Target Bonus Amount by (y) the closing trading price of the Company’s common stock on the date of grant, and rounding down

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2012 PERFORMANCE OBJECTIVES	ALLERGAN, INC.

to the next whole share. No cash payment will be made in lieu of any fractional share rounded down.
Any bonus amount payable to the CEO in the form of a restricted stock or restricted stock unit award will vest in a single installment upon the CEO’s completion of continuous employment with the Company through the earlier of (i) the second anniversary of the grant date of such award, or (ii) his or her Normal Retirement Eligibility Date (as defined in 2011 Incentive Award Plan).

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2012 PERFORMANCE OBJECTIVES	ALLERGAN, INC.

EXHIBIT A
TO
2012 PERFORMANCE OBJECTIVES – CEO

Earnings Per Share			Net Sales Growth		R&D Reinvest Rate
EPS Range %	EPS Range	Bonus % of Target	Net Sales growth	Bonus % of Target	R&D Reinvest Rate	Bonus % of Target	Bonus % of Target
-4.8%	-$0.201	0.0%					0.0%
-2.6%	-$0.109	46.0%	4.6%	0.0%	15.1%	0.0%	46.0%
-2.2%	-$0.092	57.0%	6.0%	2.0%	15.4%	2.0%	61.0%
-1.4%	-$0.059	68.0%	7.4%	4.0%	15.7%	4.0%	76.0%
-1.1%	-$0.046	72.0%	8.8%	6.0%	15.9%	6.0%	84.0%
-0.6%	-$0.025	76.0%	10.2%	8.0%	16.1%	8.0%	92.0%
	Target	80.0%	11.6%	10.0%	16.3%	10.0%	100.0%
1.0%	$0.042	84.0%	13.0%	13.8%	16.5%	13.8%	111.5%
1.9%	$0.079	88.0%	14.4%	17.5%	16.7%	17.5%	123.0%
2.6%	$0.109	92.0%	15.8%	21.3%	17.0%	21.3%	134.5%
3.2%	$0.134	96.0%	17.2%	25.0%	17.3%	25.0%	146.0%

If actual results for any one or more of the performance measures falls between the performance levels shown above, the “Bonus % of Target” for such performance measure(s) will be prorated accordingly. If the Company’s performance exceeds the highest performance level shown above for one or more of the specified performance measures (i.e., Adjusted EPS, Net Sales Growth, and R&D Reinvestment Rate), the “Bonus % of Target” achieved with respect to that performance measure will be the maximum “Bonus % of Target” specified for that performance measure.
Notwithstanding anything to the contrary above, if Adjusted EPS exceeds the threshold level but does not exceed the target level, the “Bonus % of Target” for each of the Net Sales Growth and R&D Reinvestment Rate components will not exceed the “Bonus % of Target” specified for those performance measures at the target level.
In no event will a bonus be payable in the event the Company’s Adjusted EPS does not exceed the Threshold EPS.

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